Fluor Corporation	Lisa Boyette/Lori Serrato	Exhibit 99.1
One Enterprise Drive	Media Relations
Aliso Viejo, California 92656-2606	949.349.3652/7420 tel

949.349.2000 tel	Lila Churney
949.349.5014 fax	Investor Relations
949.349.3909 tel
949.349.5375 fax

News Release

FLUOR REPORTS SECOND QUARTER RESULTS

ALISO VIEJO, Calif. — July 29, 2003 — Fluor Corporation (NYSE: FLR) today announced earnings from continuing operations of $43.0 million, or 54 cents per share, for its second quarter ended June 30, 2003. This compares with $43.0 million, or 54 cents per share in the second quarter of 2002. Revenues from continuing operations were $2.2 billion compared with $2.5 billion a year ago.

     “Fluor continues to benefit from its broad market diversity that helps mitigate the cyclicality inherent in certain markets that we serve,” said Alan Boeckmann, Fluor’s chairman and chief executive officer. “We are pleased that operating profit improvement in our non-power business segments offset the anticipated decline in our power services business.”

     New project awards in the second quarter increased 13 percent to $2.3 billion compared with $2.0 billion in the same period last year. Consolidated backlog increased sequentially to $10.5 billion compared with $10.3 billion in the first quarter of this year. Estimated gross margin in backlog was $625 million, or 6.0 percent, compared with $632 million, or 6.1 percent at the end of the first quarter.

     Consolidated operating profit in the second quarter was $97.1 million compared with $96.7 million last year. Fluor’s operating margin in the quarter improved to 4.3 percent from 3.8 percent.

     Corporate G&A expense for the quarter was $31.4 million, compared with $31.6 million a year ago. Cash and securities increased sequentially by $54 million in the second quarter to $584 million, despite continuation of expected work-off of client advances, primarily on power and certain oil and gas projects.

Outlook

     “We are seeing positive evidence that our clients are moving forward with their capital investment plans to meet future growth in demand in their respective end markets. Fluor’s geographic and industry diversity continue to position the company well for long-term earnings growth and creation of shareholder value,” Boeckmann continued.

     “We are encouraged by this positive outlook and the continued strength across a number of our diversified markets, including life sciences, transportation, government and commercial facilities. Expansion in these areas over the balance of 2003 is expected to offset the decline in earnings from Fluor’s power business, which has been fully anticipated,” said Boeckmann. “While we continue to see prospects move forward in our Oil & Gas business, the pace of project implementation has stretched out. Given this transition in our business mix,” he said, “our earnings outlook for the year has been narrowed to a range of $2.15 to $2.25 per share.”

     Looking ahead to 2004, Boeckmann indicated that the outlook for the majority of the markets that Fluor serves is favorable. While it is still too early for specific earnings guidance, Fluor anticipates continued growth in its Industrial & Infrastructure business segment, supported by improving economic activity globally. Continued expansion in Fluor’s Government and Operations & Maintenance (O&M) businesses are expected to contribute additional growth as well. We are encouraged by the progress we are making towards achieving our strategic objective to expand Fluor’s presence and to capitalize on growth opportunities in both of these relatively stable long-term markets.

     The outlook for large international oil and gas projects, a market where Fluor is a global leader, remains positive. The economic, political and strategic factors that are stimulating development of major new oil and gas resources globally continue to support a favorable long-term market outlook. The degree to which these projects impact Fluor’s performance in 2004 is dependent on the timing of the contract awards and the pace at which project execution moves forward, Boeckmann said.

Business Segments

     Fluor’s Oil & Gas segment reported operating profit for the second quarter of $30.7 million, up 4 percent from $29.4 million a year ago. Revenues declined to $639 million from $858 million a year ago, while the operating margin increased to 4.8 percent from 3.4 percent in the second quarter last year. The margin increase is attributable to recognition of profits on major projects that were nearing completion during the quarter. The revenue decline reflects this cycle of projects nearing completion and the resulting decline in backlog over the past year, which has recently begun to grow again.

     Quarterly operating profit for the Industrial & Infrastructure segment was $9.6 million, compared with an operating loss of $6.3 million in the second quarter last year. Both periods included provisions in the quarterly results. The current quarter included a provision of $7.4 million for the impairment of an equity investment earned in exchange for consulting services provided on a magnesium project in Australia. Results for the second quarter of 2002 included dispute resolution provisions of $26 million for additional project costs and reductions in expected claims recoveries. The major portion of the 2002 provisions related to an unfavorable arbitration ruling on the Verde Gold project in Chile. Revenues increased 16 percent to $735 million compared with $633 million a year ago. In addition to the provision the operating margin in the quarter was impacted by a continuing increase in construction management activities in the overall business mix.

     Fluor’s Power segment reported operating profit for the second quarter of $17.8 million, down as expected from $44.2 million a year ago. The operating margin was strong in both quarters due to the concentration of project completions. Second-quarter revenues continued to trend down to $193 million compared with $592 million last year as Fluor’s power backlog was executed, reflecting decreased procurement and construction activity.

     Operating profit for Fluor’s Global Services segment in the second quarter increased 15 percent to $27.0 million compared with $23.5 million last year. Revenues increased 34 percent to $324 million, compared with $243 million a year ago. Revenues and operating profit include results generated by Plant Performance Services (P2S), which was acquired late in the first quarter. Operating margin for the quarter was 8.3 percent, down slightly from a year ago, but within the normal range for Fluor’s Global Services business segment.

     Fluor’s Government segment posted a significant increase in quarterly operating profit to $12.0 million compared with $5.9 million in the second quarter a year ago. Revenues increased 67 percent to $352 million compared with $211 million last year. Improved performance on major projects, along with a full quarter of results from DEL-JEN, accounted for the revenue and profit increases.

Discontinued Operations and Net Earnings

     Fluor sold its final equipment dealership during the quarter, completing the disposal of all discontinued operations. Net earnings for discontinued operations in the quarter were $2.0 million, or 2 cents per share, compared with a de minimus amount in the second quarter a year ago.

     Fluor’s net earnings for the second quarter were $45 million, or 56 cents per share, compared with $43.0 million, or 54 cents per share in the second quarter a year ago.

Results for the Six Months

     Earnings from continuing operations for the first six months were $83.9 million, or $1.05 per share, compared with $79.2 million or 99 cents per share for the same period in 2002. Including the impact from discontinued operations and the cumulative effect of the change in accounting principle recorded in the first quarter, Fluor’s net earnings for the first half of 2003 were $61.9 million, or 77 cents per share, compared with $84.2 million, or $1.05 per share. Revenues for the six-month period were $4.3 billion, compared with $5.0 billion for the same period in 2002.

Second-Quarter Conference Call Information

     Fluor will host a conference call at 6:00 a.m. Pacific time on Wednesday, July 30, which will be webcast live on the Internet, and can be access by logging onto http://investor.fluor.com. The webcast will be archived for 30 days following the call.

About Fluor Corporation

     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, Calif., Fluor is a Fortune 500 company with revenues of $10.0 billion in 2002. For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including statements relating to the expected performance of the Company’s business and growth in markets which the Company serves. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things, failure to achieve projected earning levels, the timely and successful implementation of strategic initiatives, customer cancellations of, or scope adjustments to, existing contracts, difficulties or delays incurred in the execution of contracts, decreased capital investment by the Company’s clients including our oil, gas, life sciences, transportation, commercial, general manufacturing, and government clients, the Company’s failure to receive anticipated new contract awards and changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business – Company Risk Factors” in the Company’s Form 10-K filed on March 31, 2003. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3909. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
Unaudited

THREE MONTHS ENDED JUNE 30	2003	2002

Revenues	$2,243.4	$2,536.1
Costs and Expenses:
Cost of Revenues	2,146.3	2,439.4
Corporate G&A	31.4	31.6
Net Interest Income	(0.4)	(1.8)

Total Costs and Expenses	2,177.3	2,469.2

Earnings from Continuing Operations before Income Taxes	66.1	66.9
Income Tax Expense	23.1	23.9

Earnings from Continuing Operations	43.0	43.0
Earnings from Discontinued Operations	2.0	—

Net Earnings	$45.0	$43.0

Basic Earnings per Share
Earnings from Continuing Operations	$.54	$.54
Earnings from Discontinued Operations	.02	.00
Net Earnings	.56	.54
Weighted Average Shares	79.6	79.5
Diluted Earnings per Share
Earnings from Continuing Operations	$.54	$.54
Earnings from Discontinued Operations	.02	.00
Net Earnings	.56	.54
Weighted Average Shares	80.3	80.4
New Awards	$2,267.8	$2,003.7
New Awards Gross Margin (%)	5.8	7.4
Backlog	$10,463.1	$10,885.2
Backlog Gross Margin (%)	6.0	6.1
Work Performed	$2,202.3	$2,493.0

SIX MONTHS ENDED JUNE 30	2003	2002

Revenues	$4,320.4	$5,042.7
Costs and Expenses:
Cost of Revenues	4,126.6	4,859.4
Corporate G&A	68.1	65.1
Net Interest Income	(1.0)	(2.4)

Total Costs and Expenses	4,193.7	4,922.1

Earnings from Continuing Operations before Income Taxes	126.7	120.6
Income Tax Expense	42.8	41.4

Earnings from Continuing Operations	83.9	79.2
Earnings (Loss) from Discontinued Operations	(11.6)	5.0
Cumulative Effect of Change in Accounting Principle	(10.4)	—

Net Earnings	$61.9	$84.2

Basic Earnings per Share
Earnings from Continuing Operations	$1.06	$1.00
Earnings (Loss) from Discontinued Operations	(.15)	.06
Cumulative Effect of Change in Accounting Principle	(.13)	.00
Net Earnings	.78	1.06
Weighted Average Shares	79.4	79.3
Diluted Earnings per Share
Earnings from Continuing Operations	$1.05	$.99
Earnings (Loss) from Discontinued Operations	(.15)	.06
Cumulative Effect of Change in Accounting Principle	(.13)	.00
Net Earnings	.77	1.05
Weighted Average Shares	80.0	80.1
New Awards	$4,886.3	4,574.2
New Awards Gross Margin (%)	6.2	7.0
Backlog	$10,463.1	$10,885.2
Backlog Gross Margin (%)	6.0	6.1
Work Performed	$4,240.2	$4,962.0

FLUOR CORPORATION

SELECTED BALANCE SHEET ITEMS (Unaudited)
($ in millions, except per share amounts)

	JUNE 30, 2003	DECEMBER 31, 2002

Cash and Cash Equivalents	$583.7	$753.4
Total Current Assets	2,014.8	1,941.5
Total Assets	3,246.9	3,142.2
Total Current Liabilities	1,654.4	1,756.2
Long-term Debt *	144.4	17.6
Shareholders’ Equity	971.0	883.9
Total Debt to Capitalization %	12.9%	2.0%
Shareholders’ Equity per Share	$11.90	$11.02

* June 30, 2003 includes $126.8 million in debt from consolidation of variable interest entities as prescribed by FASB Interpretation No. 46.

OTHER ITEMS (Unaudited)

($ in millions)	Three Months Ended		Six Months Ended
	June 30		June 30

	2003	2002	2003	2002

Depreciation **	$19.7	20.3	$40.5	39.4
Capital Expenditures **	11.6	13.8	28.4	37.0

** Continuing operations only.

BUSINESS SEGMENT FINANCIAL REVIEW (Unaudited)
($ in millions)

THREE MONTHS ENDED JUNE 30	2003	2002

Revenues
Oil & Gas	$639.1	$857.5
Industrial & Infrastructure	734.6	633.3
Power	193.1	591.7
Global Services	324.3	242.9
Government	352.3	210.7

Total revenues	$2,243.4	$2,536.1

Operating Profit / Margin %	$	%	$	%

Oil & Gas	30.7	4.8	29.4	3.4
Industrial & Infrastructure	9.6	1.3	(6.3)	(1.0)
Power	17.8	9.2	44.2	7.5
Global Services	27.0	8.3	23.5	9.7
Government	12.0	3.4	5.9	2.8

Total operating profit / margin %	$97.1	4.3	$96.7	3.8

SIX MONTHS ENDED JUNE 30	2003	2002

Revenues
Oil & Gas	$1,383.4	$1,607.3
Industrial & Infrastructure	1,321.8	1,157.0
Power	340.7	1,332.7
Global Services	589.1	522.3
Government Services	685.4	423.4

Total revenues	$4,320.4	$5,042.7

Operating Profit / Margin %	$	%	$	%

Oil & Gas	57.5	4.2	60.0	3.7
Industrial & Infrastructure	26.4	2.0	10.1	0.9
Power	39.1	11.5	57.1	4.3
Global Services	50.2	8.5	44.9	8.6
Government Services	20.6	3.0	11.2	2.7

Total operating profit / margin %	$193.8	4.5	$183.3	3.6

FLUOR CORPORATION
Supplemental Fact Sheet

NEW AWARDS
($ in millions)

THREE MONTHS ENDED JUNE 30	2003		2002		% Chg

Oil & Gas	$1,112	49%	$723	36%	54%
Industrial & Infrastructure	776	34%	772	39%	1%
Power	18	1%	124	6%	-85%
Global Services	218	10%	220	11%	-1%
Government	144	6%	165	8%	-13%

TOTAL NEW AWARDS	$2,268	100%	$2,004	100%	13%

SIX MONTHS ENDED JUNE 30	2003		2002		% Chg

Oil & Gas	$2,536	52%	$1,155	25%	120%
Industrial & Infrastructure	1,379	28%	1,489	33%	-7%
Power	106	2%	915	20%	-88%
Global Services	577	12%	836	18%	-31%
Government	288	6%	179	4%	61%

TOTAL NEW AWARDS	$4,886	100%	$4,574	100%	7%

BACKLOG TRENDS
($ in millions)

AS OF JUNE 30	2003		2002		% Chg

Oil & Gas	$3,477	33%	$3,188	29%	9%
Industrial & Infrastructure	4,260	40%	3,506	32%	22%
Power	595	6%	1,870	17%	-68%
Global Services	1,639	16%	1,928	18%	-15%
Government	492	5%	393	4%	25%

Total Backlog	$10,463	100%	$10,885	100%	-4%

United States	$4,989	48%	$6,590	61%	-24%
The Americas	1,426	13%	2,169	20%	-34%
Europe, Africa and the Middle East	3,438	33%	1,643	15%	NM
Asia Pacific	610	6%	483	4%	26%

Total Backlog	$10,463	100%	$10,885	100%	-4%

NM = Not meaningful